Exhibit 99.1

James Quincey to Succeed Muhtar Kent as Chairman of The Coca-Cola Company

Kent to Retire After 41 Years in the Coca-Cola System;

Board of Directors Elects Quincey as Company Chairman

Sam Nunn to Step Down After 22 Years as a Director;

Board Elects Maria Elena Lagomasino as Lead Independent Director to Succeed Nunn

ATLANTA, Dec. 6, 2018 – James Quincey was elected today as the 14th chairman of The Coca-Cola Company, succeeding Muhtar Kent, who plans to retire in April after a Coca-Cola system career that started in 1978.

Quincey, who currently serves as president and CEO, will become chairman following the company’s annual meeting in April 2019. He will then serve as chairman and CEO. As previously announced, Brian Smith will become president and chief operating officer of the company on Jan. 1, 2019.

Kent will remain as the company’s chairman through the 2019 annual meeting, where he will not stand for reelection as a director. Kent served as both chairman and CEO from 2009 until 2017 and continued as chairman after Quincey became CEO.

Nunn to retire

The company also announced that Sam Nunn will not stand for reelection at the 2019 annual meeting, closing a 22-year tenure as a Coca-Cola director, including the last five years as lead independent director. Nunn, a former U.S. senator who represented the state of Georgia from 1972 to 1996, has served as a Coca-Cola board member through a period of remarkable changes, including the successful transition of the CEO position from Kent to Quincey in May 2017 and the rapid diversification of the company’s beverage portfolio.

The board has elected Maria Elena “Mel” Lagomasino as Nunn’s successor as lead independent director. Lagomasino joined the Coca-Cola board in 2008.

The new roles for Quincey and Lagomasino are contingent on their reelections as directors at the 2019 annual meeting.

From delivery truck to chairman

Kent, whose early days with Coca-Cola included time working on a delivery truck, has held a wide range of roles over the years. Kent’s full bio is available at https://www.coca-colacompany.com/our-company/board-of-directors-muhtar-kent.

“One of the most important jobs of a chairman is to ensure that a strong leadership succession plan is in place,” Kent said. “I’m delighted that the board has elected James as chairman. He is the right leader to take the Coca-Cola system to the next level and through the next decade.”

Quincey becomes the 14th chairman in the 132-year history of the company. He joined Coca-Cola in 1996 and has held a variety of positions around the world. Quincey’s full bio is available at https://www.coca-colacompany.com/our-company/operations-leadership-james-quincey.

“I’m honored that the board of directors has asked me to serve as chairman of the company,” Quincey said. “I appreciate the years of mentorship, encouragement and insights I’ve gained from Muhtar. I also join my fellow directors in thanking Sam for his many years of service, and I look forward to working with Mel as she steps into an expanded role as lead independent director.”

New lead independent director

Nunn’s wide-ranging career includes serving as co-chairman and former CEO of the Nuclear Threat Initiative. He was also a director of Chevron Corp., Dell Inc., General Electric Co. and Scientific Atlanta. Nunn’s full bio is available at https://www.coca-colacompany.com/our-company/board-of-directors-sam-nunn.

Lagomasino is CEO and managing partner of WE Family Offices, a global family office serving high-net-worth families. She has held a variety of business leadership roles. She serves on the board of The Walt Disney Co. and previously was a director of Avon Products Inc. Lagomasino’s full bio is available at https://www.coca-colacompany.com/our-company/board-of-directors-maria-elena-lagomasino.

As lead independent director, Lagomasino’s duties will include executing all matters of the board as outlined in the company’s corporate governance guidelines. These include leading the board’s annual evaluation of the chair and CEO; having the authority to call meetings of independent directors; approving board agendas; and presiding over meetings of independent directors and non-employee directors. For more information on the role of lead independent director, visit https://www.coca-colacompany.com/investors/corporate-governance-guidelines.

“Sam has had a remarkable career and has served as a valued voice on our board of directors,” Kent said. “As he steps down, I can’t think of a better person to succeed him than Mel.”

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brands, our portfolio includes some of the world’s most valuable beverage brands, such as AdeS soy-based beverages, Ayataka green tea, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, innocent smoothies and juices, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater and ZICO coconut water. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at Coca-Cola Journey at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

The fairlife® brand is owned by fairlife LLC, our joint venture with Select Milk Producers Inc. Products from fairlife are distributed by our company and certain of our bottling partners.

Contacts:

Investors and Analysts: Tim Leveridge +1 404.676.7563

Media: Scott Leith +1 404.676.8768